Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Uniroyal Global Engineered Products, Inc.

Sarasota, FL

We hereby consent to the incorporation by reference in Registration Statement Number 333-207197 on Form S-8 of Uniroyal Global Engineered Products, Inc. (formerly known as Invisa, Inc.), of our report dated April 1, 2021 relating to the consolidated balance sheets of Uniroyal Global Engineered Products, Inc. and subsidiaries as of January 3, 2021 and December 29, 2019 and the related consolidated statements of operations, comprehensive loss, changes in stockholders' equity, and cash flow for the years then ended which appear in this Annual Report on Form 10-K.

/s/ Frazier & Deeter, LLC

Tampa, Florida

April 1, 2021